Exhibit 10.15

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

BETWEEN

CELLADON CORPORATION

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. [...***...]

CASE NO. [...***...]

CASE NO. [...***...]

CASE NO. [...***...]

CASE NO. [...***...]

CASE NO. [...***...]

CASE NO. [...***...]

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LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between Celladon Corporation, a California corporation having a business address at 9445 La Jolla Farms Road, La Jolla, California 92037 (“LICENSEE”) and The Regents Of The University Of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer and Intellectual Property Services, Mailcode 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

This Effective Date of this Agreement is the date of the last signature.

RECITALS

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...]” (“First Invention”), were made in the course of research at UCSD by [...***...] (collectively, the “First Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled “[...***...]” (“Second Invention”), were made in the course of research at UCSD by [...***...] (collectively, the “Second Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled “[...***...]” (“Third Invention”), were made in the course of research at UCSD by [...***...] (collectively, the “Third Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled “[...***...]” (“Fourth Invention”), were made in the course of research at UCSD by [...***...] (collectively, the “Fourth Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled “[...***...]” (“Fifth Invention”), were made in the course of research at UCSD by [...***...] (collectively, the “Fifth Inventors”) and are covered by Patent Rights as defined below;

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WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled “[...***...]” (“Sixth Invention”), were made in the course of research at UCSD by [...***...] (collectively, the “Sixth Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the inventions disclosed in UCSD Case Docket No. [...***...] and titled “[...***...]” (“Seventh Invention”), were made in the course of research at UCSD by [...***...] (collectively, the “Seventh Inventors”) and are covered by Patent Rights as defined below;

WHEREAS, the research from which the Second, Third, Fourth, and Seventh Invention arose was sponsored by the United States (“US”) Government and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the First, Second, Third, Fourth, Fifth, Sixth, and Seventh Inventors are all obligated under UNIVERSITY’s Patent Policy to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, UNIVERSITY has granted to a first commercial entity a non-exclusive license and under UNIVERSITY’s patent applications covering the First Invention to practice the methods and to make and use the compositions claimed therein for in-house research not including gene therapy;

WHEREAS, UNIVERSITY has granted to a second commercial entity (“SM Licensee”) a non-exclusive license and under UNIVERSITY’s patent applications covering the First Invention to practice the methods and to make and use the compositions claimed therein for in-house research not including gene therapy, and an exclusive license under UNIVERSITY’s patent applications covering the Second, Third and Fourth invention to practice the methods claimed therein and to make, use, sell, offer for sale and import compositions which are non-peptide, non-protein molecules useful for the treatment or prevention of cardiovascular disease and excluding gene therapy;

WHEREAS, UNIVERSITY had previously granted to a third commercial entity (“Optionee”) an exclusive option under UNIVERSITY’s patent applications covering the Seventh Invention for evaluation purposes and the option has since elapsed and UNIVERSITY has no further obligations to Optionee;

WHEREAS, UNIVERSITY is desirous that the First, Second, Third, Fourth, Fifth, Sixth, and Seventh Invention (collectively, the “Inventions”) be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

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WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, manufacture and sale of the Inventions, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Inventions at any time and that LICENSEE is paying consideration thereunder for its early access to the Inventions, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS.

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 “Affiliate” means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled, directly or indirectly, by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 “Field” means gene therapy for the treatment or prevention of cardiovascular diseases by the delivery of a gene or a synthetic equivalent (DNA, deoxyribonucleic acid or polydeoxyribonucleotide sequence), in whole or in part or in combination, including those encoding one or more phospholamban genes and/or SERCA-2 (sacroplasmic reticulum calcium ATPase) genes, or their mutants, excepting the involvement of anti-sense RNA (ribonucleic acid or polyribonucleotide sequence) of the phospholamban gene.

1.3 “First Patent Rights” means any of the following: the US Patent Application, Serial No [...***...], entitled “[...***...]”, disclosing and claiming the First Invention, filed on September 10, 1999 by the First Inventors and assigned to University; continuing applications of this US patent application including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

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1.4 “Fourth Patent Rights” means any of the following: the US Patent Application, Serial No. [...***...], titled “[...***...]”, disclosing and claiming the Seventh Invention, filed on April 11, 1995 by the Seventh Inventors and assigned to University; continuing applications of this US patent application including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.5 “Licensed Method” means any method that is covered by Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within Patent Rights.

1.6 “Licensed Product” means any composition or product that is covered by the claims of Patent Rights, or that is produced by a Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within the Patent Rights.

1.7 “Net Sales” means the total of the gross invoice prices of Licensed Products sold by LICENSEE, Affiliates, or Sublicensees, less the sum of the following actual and customary deductions where applicable and separately listed, cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sates (except for value-added and income taxes imposed on the sales of Licensed Products in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers by LICENSEE to a Sublicensee or an Affiliate of Licensed Products under this Agreement for (i) end use (but not resale) by such Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by such Sublicensee or Affiliate shall be treated as sales at the list price of such Sublicensee or Affiliate.

1.8 “Patent Costs” means all out-of-pocket expenses of UNIVERSITY (and for which UNIVERSITY has not obtained reimbursement from SM Licensee and Optionee) for the preparation, filing, prosecution, and maintenance of all US and foreign patent applications and patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determinations, preparation and prosecution of patent applications, and reexamination, reissue, interference, and opposition activities related to patents or applications in Patent Rights.

1.9	“Patent Rights” mean any or all or any combination of First, Second, Third, and Fourth Patent Rights.

1.10 “Second Patent Rights” means any of the following: the International Application No. [...***...], entitled “[...***...]

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[...***...]”, disclosing and claiming the Second Invention, Third Invention and Fourth Invention, filed on November 2, 1999 by the Second Inventors, Third Inventors and Fourth Inventors and assigned to UNIVERSITY; the US patent application arising from this international application; continuing applications of this US patent application including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.11 “Sponsor Rights” means all the applicable provisions of any license to the US Government executed by UNIVERSITY and the overriding obligations to the US Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations.

1.12 “Sublicensee” means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

1.13 “Term” means the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Patent Rights.

1.14 “Territory” means all countries in the world where Patent Rights exist.

1.15 “Third Patent Rights” means any of the following: the US Patent or Provisional Patent Application filed or to be filed by Fifth Inventors and Sixth Inventors and assigned to UNIVERSITY disclosing and claiming the Fifth Invention and Sixth Invention; continuing applications of this US patent application including divisions, substitutions, and continuations- in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

ARTICLE 2. GRANT.

2.1 License. Subject to the limitations set forth in this Agreement and Sponsor’s Rights, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts a license under UNIVERSITY’s interest in Patent Rights to make, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods in the Field, within the Territory and during the Term.

The licenses granted in this paragraph is exclusive with respect to the Field only and UNIVERSITY shall not grant to third parties a further license under UNIVERSITY’s interest in Patent Rights in the Field, within the Territory and during the Term, as long as LICENSEE’s then existing license has not been made non-exclusive as provided for under Paragraph 3.3(b).

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2.2 Sublicense.

(a) The license granted in Paragraph 2.1 hereof includes the right of LICENSEE to grant sublicenses to third parties during the Term but only for as long the license is exclusive.

(b) With respect to sublicenses granted pursuant to Paragraph 2.2(a) hereof, LICENSEE shall:

(1) not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY; and

(2) to the extent applicable, include all of the tights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor’s Rights) and contained in this Agreement; and

(3) promptly provide UNIVERSITY with a copy of each sublicense issued; and

(4) collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c) Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all sublicenses

2.3 Reservation of Rights. UNIVERSITY reserves the right to:

(a) use Inventions and Patent Rights in the Field and within the Territory for educational and research purposes;

(b) publish or otherwise disseminate any information about the Inventions at any time; and

(c) allow other nonprofit institutions to use Inventions and Patent Rights for educational and non-commercial research purposes in their facilities.

ARTICLE 3. CONSIDERATION.

3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the licenses granted herein to LICENSEE under First Patent Rights and Second Patent Rights. LICENSEE shall pay UNIVERSITY:

(a) In recognition of LICENSEE being a startup business and partially in lieu of cash, a license issue fee in the form of Eight Hundred Thousand (800,000) shares of the Twenty Million (20,000,000) shares of common stock authorized for issuance in LICENSEE’s Articles of Incorporation dated December 26, 2000; and such stock shall be delivered to UNIVERSITY within sixty (60) days of the Effective Date in the name of “Shellwater & Co.”, a nominee of UNIVERSITY, provided however, that the acceptance of LICENSEE’s common stock in this paragraph and in paragraph 3.1(e) below is subject to.

(i)	the final approval of the Office of the President of UNIVERSITY, and, in the event that such an approval is not granted, this Agreement shall remain in effect and LICENSEE and UCSD shall renegotiate in good faith for a substitution of similar monetary value for consideration;

(ii)	LICENSEE and UNIVERSITY enters into a shareholder agreement outlining the rights of UNIVERSITY as a shareholder that is no less favorable to the founders of LICENSEE and is acceptable to the UNIVERSITY, and such rights shall include a “piggyback registration” right and other customary rights of a shareholder; and

(iii)	in the event LICENSEE amends or restates its Article of Incorporation of December 26, 2000 prior to a major liquidity event, such as an “initial public offering”, a merger, or an acquisition by another company of substantially all of LICENSEE’s asset, in a manner that UNIVERSITY’s equity holding in this paragraph and in paragraphs 3.1(e)(1) to 3.1(e)(4) below, is disproportionately affected in relation to the holdings of the LICENSEE founders and senior executive officers, LCIENSEE shall do all things necessary and legal to adjust UNIVERSITY’s holding to restore the relative proportion;

(b) an earned royalty of [...***...] percent ([...***...]%) on Net Sales of Licensed Products by LICENSEE, or its Affiliate(s); and

(c) [...***...] percent ([...***...]%) of all sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties and are for Patent Rights in Asian Countries only; and [...***...] percent ([...***...]%) of all sublicense fees received by LICENSEE from its Sublicensses that are not earned royalties and include Patent Rights in non-Asian Countries; and

(d) on each and every sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Products by Sublicensees, the higher of (i) fifty percent (50%) of the royalties received by LICENSEE; or (ii) royalties based on the royalty rate in Paragraph 3.1(b) as applied to Net Sales of Sublicensees; and

(e) milestone payments in the amounts payable according to the following schedule or events.

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	Amount	Date or Event
(1)	200,000 shares of LICENSEE common stock	LICENSEE receives Two Million Dollars (US$2,000,000) in equity financing;

(2)	200,000 shares of LICENSEE common stock	LICENSEE begins a Phase I clinical trial of a Licensed Product or receives an additional Four Million Dollars (US$4,000,000) in equity financing;

(3)	400,000 shares of LICENSEE common stock	LICENSEE begins a Phase II clinical trial of a Licensed Product or receives an additional Eight Million Dollars (US$8,000,000) in equity financing;

(4)	400,000 shares of LICENSEE common stock	LICENSEE begins a Phase III clinical trial of a Licensed Product or receives an additional Eight Million Dollars (US$8,000,000) in equity financing;

(5)	[...***...]	LICENSEE receives the first US regulatory approval for the sale of a Licensed Product for human therapeutic use;

(6)	[...***...]	LICENSEE receives a US regulatory approval for the sale of each additional Licensed Product for human therapeutic use; and

(7)	[...***...]	LICENSEE receives a non-US regulatory approval for the sale of each Licensed Product outside of the US for human therapeutic use; and

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(f) beginning the calendar year of commercial sales of the first License Product by LICENSEE, its Sublicensee, or an Affiliate for human therapeutic use and if the total earned royalties paid by LICENSEE, its Affiliates, and/or Sublicensees under Paragraphs 3.1(b) and (d) to UNIVERSITY in any such year cumulatively amounts to less than Twenty Thousand US Dollars (US$20,000) (“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year the difference between Twenty Thousand US Dollars (US$20,000) and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(b) and (d); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be prorated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(b) through 3.1(f) shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY pursuant to Paragraph 10.1.

3.2 Patent Costs. LICENSEE shall reimburse UNIVERSITY all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs plus a [...***...] percent ([...***...]%) patent service fee within thirty (30) days following receipt by LICENSEE of an itemized invoice from UNIVERSITY.

3.3 Due Diligence.

(a) LICENSEE shall:

(1) diligently proceed with the development, manufacture and sale of Licensed Products; and

(2) during the time period starting on the day after the third anniversary of the Effective Date and up to the date of first commercial sale of a Licensed Product, LICENSE shall annually spend, or enter into an agreement with a third party who is obligated thereunder to spend, at least [...***...] US Dollars (US$[...***...]) to pursue research and development efforts directed to bringing Licensed Products to market; and

(3) on or before the date ending five (5) years after the Effective Date, file with US FDA an IND (or its equivalent in a foreign country) for a Licensed Product; and

(4) on or before the date ending seven (7) years after the Effective Date, commence in the US a Phase II clinical trial (or its equivalent in a foreign country) for a Licensed Product; and

(5) on or before the date ending nine (9) years after the Effective Date, commence Phase III clinical trial (or its equivalent in a foreign country) for first Licensed Product; and

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(6) on or before the date ending twelve (12) years after the Effective Date file with US FDA an NDA or PLA (or its equivalent in a foreign country) for a Licensed Product; and

(7) market a Licensed Product in the US within six (6) months after receiving regulatory approval to market such Licensed Product; and

(8) use commercially reasonable efforts to fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(9) obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products

(b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(1) through 3.1(a)(9) hereof, then UNIVERSITY shall have the right and option to either terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2 (GRANT) hereof.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS.

4.1 Reports.

(a) Progress Reports.

(1) Beginning June 1, 2001 and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to UNIVERSITY semi-annual progress reports covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities to develop and test all Licensed Products and obtain governmental approvals, necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products; and summary of resources (dollar value) spent in the reporting period.

(2) LICENSEE shall also report to UNIVERSITY, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

(b) Royalty Reports. After the date of first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

(1) the gross sales, deductions as provided in Paragraph 1.6, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto; and

(2) the quantities (in sale unit) and receipts of each type of Licensed Product sold; and

(3) sublicense fees and royalties received during the most recently completed calendar quarter in US dollars; and

(4) the method used to calculate the royalties, and

(5) the exchange rates used.

If no sales of Licensed Products has been made and LICENSEE has received no sublicense revenues during any reporting period, LICENSEE shall so report.

4.2 Records & Audits.

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b) All records shall be available during normal business hours for inspection, at the expense of UNIVERSITY, by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying the accuracy of reports and payments. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of the inspection as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve (12) month period, LICENSEE shall pay the difference due to UNIVERSITY within thirty (30) days without interest charge or inspection cost.

4.3 Payments.

(a) All fees and royalties due UNIVERSITY shall be paid in US Dollars and all checks shall be made payable to “The Regents of the University of California”, referencing UNIVERSITY’ taxpayer identification number, 95-6006144.

(b) Royalty Payments.

(1) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(2) LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

(3) When Licensed Products are sold in currencies other than US Dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent US Dollars, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(4) Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the US shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY’ tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(5) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US source of funds for as long as the legal restrictions apply.

(6) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has been or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, or that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5. PATENT MATTERS.

5.1 Patent Prosecution and Maintenance.

(a) Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2 hereof, UNIVERSITY shall diligently prosecute and maintain the US and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY.

(b) UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement

(c) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

(d) LICENSEE, may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of such application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent, as well as LICENSEE’s rights thereto under this Agreement.

5.2 Patent Infringement.

(a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UNIVERSITY and provide UNIVERSITY with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b) LICENSEE may request UNIVERSITY to take legal action against such third party for the infringement of Patent Rights, Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated ninety (90) days following LICENSEE’s request, UNIVERSITY shall elect to or not to commence suit on its own account. UNIVERSITY shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if, UNIVERSITY elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, UNIVERSITY may join that suit at its own expense.

(c) Recoveries from actions brought pursuant to paragraph 5 2(b) shall belong to the party bringing suit. Legal actions brought jointly by UNIVERSITY and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expenses paid by each party

(d) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6. GOVERNMENTAL MATTERS.

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a US or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3 Preference for United States Industry. If LICENSEE sells a Licensed Product [or Combination Product] in the US, LICENSEE shall manufacture such product substantially in the US.

ARTICLE 7. TERMINATION OF THE AGREEMENT.

7.1 Termination by UNIVERSITY. If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the effective date of such Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

7.2 Termination by LICENSEE.

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Such notice shall state LICENSEE’s reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) hereof shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination, or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3 Survival on Termination. The following Paragraphs and Articles hereof shall survive the termination of this Agreement:

(a) Article 4 (REPORTS, RECORDS AND PAYMENTS); and

(b) Paragraph 7.4 (Disposition of Licensed Products on Hand); and

(c) Paragraph 8.2 (Indemnification); and

(d) Article 9 (USE OF NAMES AND TRADEMARKS), and

(e) Paragraph 10.2 (Secrecy); and

(f) Paragraph 10.5 (Failure to Perform).

7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Products within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION.

8.1 Limited Warranty.

(a) UNIVERSITY warrants that it has the lawful right to grant these licenses.

(b) The licenses granted herein are provided “AS IS” and WITHOUT WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Products, Licensed Methods or the use of First Patent Rights or Second Patent Rights will not infringe any other patent or other proprietary rights.

(c) In no event shall UNIVERSITY be liable for any incidental, special or consequential damages resulting from exercise of the licenses granted herein or the use of the First Invention, Second Invention, Third Invention, Fourth Invention, Fifth Invention or Sixth Invention, a Licensed Product or a Licensed Method.

(d) Nothing in this Agreement shall be construed as:

(1) a warranty or representation by UNIVERSITY as to the validity or scope of any First Patent Rights or Second Patent Rights, or

(2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties; or

(3) an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Paragraph 5.2 hereof; or

(4) conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(5) an obligation to furnish any know-how not provided in First Patent Rights and Second Patent Rights.

8.2 Indemnification,

(a) LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the First Invention, Second Invention, Third Invention, Fourth Invention, Fifth Invention, and Sixth Invention; and the named inventors of the patents and patent applications in First Patent Rights and Second Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(1) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least:

(i) each occurrence, $1,000,000; and

(ii) products/completed operations aggregate, $5,000,000, and

(iii) personal and advertising injury, $1,000,000; and

(iv) general aggregate (commercial form only), $5,000,000; and

(2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements with its first annual report. Such certificates shall:

(1) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; and

(2) indicate that UNIVERSITY has been endorsed as an additional insured under the coverage referred to above; and

(3) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d) UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Paragraph.

ARTICLE 9. USE OF NAMES AND TRADEMARKS.

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “The Regents of the University of California” or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2 UNIVERSITY may disclose to the First Inventor, Second Inventor, Third Inventor, Fourth Inventor, Fifth Inventor, Sixth Inventor, or any of them the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others

9.3 UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 (GRANT) hereof to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.

ARTICLE 10. MISCELLANEOUS PROVISIONS.

10.1 Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective,

(a) on the date of delivery if delivered in person, or

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party:

If sent to UNIVERSITY:	If sent to LICENSEE:
UCSD Technology Transfer and	Celladon Corporation
Intellectual Property Services	9445 La Jolla Farms Road
9500 Gilman Drive	La Jolla, CA 92037
La Jolla, CA 92093-0910
Attention: Director	Attention: Dr. Shu Chien
Telephone: 858-534-5815
Facsimile: 858-534-7345

For Courier:
UCSD TTIPS
10300 North Torrey Pines Road
Torrey Pines Center North, 1st F.
La Jolla, CA 92093

10.2	Secrecy.

(a) “Confidential Information” shall mean information relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if first disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY, marked “Confidential” and sent to LICENSEE:

(b) LICENSEE shall:

(1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement; and

(2) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature; and

(3) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written consent of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(i) LICENSEE can demonstrate by written records was previously known to it;

(ii) is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE; or

(iii) is lawfully obtained by LICENSEE from sources independent of UNIVERSITY.

(c) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3 Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY.

10.4 No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.6 Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7 Force Majeure. A party to this Agreement may be excused from any performance required herein, if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 Written Agreement. This Agreement is not binding on the parties until it has been signed below on behalf of each party. It shall be effective as of the Effective Date.

10.10 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.11 Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.12 Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions or this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

CELLADON CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By	/s/ Dr. Shu Chien	By	/s/ Dr. Alan S. Paau
	(Signature)		(Signature)
Name:	Dr. Shu Chien	Name:	Dr. Alan S. Paau
Title:	CEO	Title:	Director, UCSD TTIPS
Date:	February 10, 2001	Date:	February 9, 2001

* * * * * End of Document * * * * *

AMENDMENT NO. 1 TO THE LICENSE AGREEMENT

EFFECTIVE FEBRUARY 10, 2001

BETWEEN

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

AND

CELLADON CORPORATION

This amendment (“Amendment”) is made by and between Celladon Corporation, a California corporation having a business address at 9445 La Jolla Farms Road, La Jolla, California 92037 (“CELLADON”) and The Regents Of The University Of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer and Intellectual Property Services, 9500 Gilman Drive, La Jolla, California 92093-0910.

This Effective Date of this Amendment is the date of the last signature.

BACKGROUND

WHEREAS, CELLADON has entered into a License Agreement (“LICENSE’) with the UNIVERSITY effective February 10, 2001 wherein CELLADON was granted certain patent and license rights;

WHEREAS, CELLADON and UNIVERSITY wish to amend the LICENSE to correct certain errors in the LICENSE.

NOW THEREFORE, CELLADON and UNIVERSITY agree to amend the LICENSE to include certain modifications. These changes are to be substituted for those relevant paragraphs in the LICENSE and are effective on the Effective Date. For these purposes, changes are made as detailed below to the following Articles of the LICENSE;

1. The first paragraph of Article 3.1 is replaced in its entirety with:

“3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the licenses granted herein to LICENSEE under Patent Rights. LICENSEE shall pay UNIVERSITY:”

2. Articles 3.1(e)(2) to 3.1(e)(4) are replaced in their entirety with:

“(2)	200,000 shares of LICENSEE common stock	LICENSEE begins a Phase I clinical trial of a Licensed Product;

(3)	400,000 shares of LICENSEE common stock	LICENSEE begins a Phase II clinical trial of a Licensed Product;

(4)	400,000 shares of LICENSEE common stock	LICENSEE begins a Phase III clinical trial of a Licensed Product;”

3. Article 8.1(d)(5) is replaced in its entirety with;

“(5) an obligation to furnish any know-how not provided in Patent Rights.”

All other terms and conditions in the LICENSE between CELLADON and UNIVERSITY effective February 10, 2001 shall remain unchanged and in effect.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

CELLADON CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By	/s/ Dr. Shu Chien	By	/s/ Dr. Alan S. Paau
	(Signature)		(Signature)
Name:	Dr. Shu Chien	Name:	Dr. Alan S. Paau
Title:	CEO	Title:	Director, UCSD TTIPS
Date:	March 6, 2001	Date:	February 27, 2001

AMENDMENT NO 2 TO THE LICENSE AGREEMENT

EFFECTIVE FEBRUARY 10, 2001

BETWEEN

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

AND

CELLADON CORPORATION

This Amendment (the “Amendment”) to the License Agreement dated February 10, 2001 between Celladon Corporation, a California corporation having an address at 2223 Avenida de la Playa, Suite 300, c/o Enterprise Partners Venture Capital, La Jolla, CA 92037 (“LICENSEE”), and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200, as represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (collectively, “UNIVERSITY”), as amended March 6, 2001 (collectively, the “Agreement”), is entered into and effective as of January 21, 2005 (the “Amendment Date”). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

WHEREAS, the parties wish to amend certain provisions of the Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Celladon Stock. Effective as of the Amendment Date, and subject to payment by LICENSEE of the Amendment Fee (as defined in section 2 of this Amendment), UNIVERSITY agrees to surrender, within thirty (30) days of receipt of the Amendment Fee, to LICENSEE for cancellation, and waives its rights to, any and all shares of LICENSEE common stock previously issued, or to be issued, to UNIVERSITY pursuant to Articles 3.1(a) and 3.1(e)(1) of the Agreement. Within 30 days following the Amendment Date, UNIVERSITY shall deliver to LICENSEE all stock certificates in UNIVERSITY’s possession or control representing such shares. UNIVERSITY represents and warrants to LICENSEE that UNIVERSITY did not receive, or is not in possession of, stock certificate(s) representing all of the foregoing shares. Should any such stock certificate(s) hereafter come into UNIVERSITY’s possession or control, UNIVERSITY will promptly deliver and surrender such certificate(s) to LICENSEE. UNIVERSITY hereby acknowledges and agrees that, after the Amendment Date, the only shares of LICENSEE capital stock to which it is or may be entitled are the shares of LICENSEE common stock issuable upon achievement of the milestones specified in Paragraphs 3.1(e)(2), 3.1(e)(3) and 3.1(e)(4) of the Agreement (as amended by this Amendment) and such shares were subject to the 0.1741966-for-one stock split effected on September 29, 2004 (the “Stock Split”).

1.

2. Amendment Fee. Within 30 days after the Amendment Date, LICENSEE shall pay to UNIVERSITY an amendment fee of $114,455.00 (the “Amendment Fee”). In addition, LICENSEE shall reimburse UNIVERSITY for past-due Patent Costs of approximately $86,000 within 30 days after receipt of an itemized invoice from UNIVERSITY.

3. Amendment to Paragraph 1.7. Paragraph 1.7 of the Agreement is hereby amended to add the following new paragraph after the existing definition of Net Sales:

“With respect to a Licensed Product that contains an active ingredient covered by the Patent Rights in combination with one or more other Active Ingredients (collectively, a “Combination Product”), Net Sales shall be calculated by multiplying the Net Sales of such Combination Product, calculated in accordance with the preceding paragraph, by the fraction A/B, where “A” is the price of the Licensed Product included in such Combination Product when sold separately from any other Active Ingredient in such Combination Product, and “B” is the price of the Combination Product. In the event that no market price is available for the Licensed Product included in such Combination Product when supplied or priced separately, UNIVERSITY and LICENSEE shall determine in good faith the fair market value thereof. For purposes of this paragraph, “Active Ingredient” shall mean a therapeutically active ingredient that (a) is not covered by the Patent Rights, and (b) has a different therapeutic activity than the active ingredient covered by the Patent Rights, and (c) can be sold separately as a therapeutic product.”

4. Amendment to Paragraph 1.9. Paragraph 1.9 of the Agreement is hereby amended and restated to read in its entirety as follows:

“ “Patent Rights” means and includes: (a) the patents and patent applications listed on Exhibit A hereto; (b) continuing applications of any of the foregoing patent applications, including divisions, substitutions and continuations-in-part (but only to the extent the claims thereof are enabled by disclosure of the parent application); (c) patents issuing on said applications, including reissues, reexaminations and extensions; and (d) any corresponding foreign applications or patents.”

5. Amendment to Paragraph 2.1. The first paragraph of Paragraph 2.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Subject to the limitations set forth in this Agreement and Sponsor’s Rights, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under UNIVERSITY’s interest in Patent Rights to make, have made, use, sell, offer for sale, have sold and import Licensed Products and to practice Licensed Methods in the Field, within the Territory and during the Term.”

6. Amendment to Paragraph 2.2(b)(1). Paragraph 2.2(b)(1) of the Agreement is hereby amended and restated to read in its entirety as follows:

2.

“not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without converting said value into United States dollars, with notification to UNIVERSITY of the details of said conversion. If UNIVERSITY disagrees with said conversion the parties agree the dispute shall be resolved through binding arbitration under the rules of the American Arbitration Association. The place of arbitration shall be in San Diego and LICENSEE shall be responsible for the costs of the arbitration; and”

7. Amendment to Paragraph 3.1(b). Paragraph 3.1(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

“an earned royalty of [...***...] percent ([...***...]%) on Net Sales of Licensed Products by LICENSEE or its Affiliate(s); provided, however, that if LICENSEE or any of its Affiliates or Sublicensees, in order to make or have made, use, sell or have sold or otherwise exploit the Licensed Products in any jurisdiction, reasonably determines that it must obtain a license under patent rights of one or more independent third parties such that the total royalty burden (including royalties payable to UNIVERSITY) for such Licensed Product exceeds [...***...]% of Net Sales of such Licensed Product, then LICENSEE will be entitled to deduct from the royalties payable to UNIVERSITY one-sixth of such royalties in excess of [...***...]%; provided, however, that in no event shall the royalties payable to UNIVERSITY in any quarter be reduced by operation of this provision by more than 50%.”

8. Amendment to Paragraph 3.1(c). Paragraph 3.1(c) of the Agreement is hereby amended and restated to read in its entirety as follows:

“[...***...] percent ([...***...]%) of all sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties and are for Patent Rights in Asian Countries only; and [...***...] percent ([...***...]%) of all sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties and are for Patent Rights in non-Asian Countries; provided, however, that if LICENSEE sublicenses the Patent Rights together with other patent rights not dominated by the Patent Rights, the parties shall negotiate in good faith a reduced sublicense fee percentage payable to UNIVERSITY that is reasonable in light of the relative values of the Patent Rights and the other sublicensed patent rights.”

9. Amendment to Paragraph 3.1(e). Paragraphs 3.1(e)(2) through 3.1(e)(4) of the Agreement are hereby amended and restated to read in their entirety as follows:

“(2)	34,839 shares of LICENSEE common stock	LICENSEE begins a Phase 1/2 clinical trial of a Licensed Product;

(3)	69,679 shares of LICENSEE common stock	LICENSEE completes a Phase 1/2 clinical trial of a Licensed Product;

(4)	69,679 shares of LICENSEE	LICENSEE begins a Phase 3 clinical

***Confidential Treatment Requested

3.

common stock	trial of a Licensed Product;”

For purposes of clarification, the parties acknowledge and agree that the preceding numbers of shares of LICENSEE common stock reflect the Stock Split. The parties further acknowledge and agree that the preceding numbers of shares of LICENSEE common stock shall remain subject to adjustment for any stock split, reverse stock split or other similar event that occurs after the Amendment Date and affects the LICENSEE common stock.

10. Amendment to Paragraph 3.3(a). Paragraphs 3.3(a)(3) through 3.3(a)(6) of the Agreement are hereby amended and restated to read in their entirety as follows:

“(3) on or before February 10, 2008, file with the US FDA an IND (or its equivalent in a foreign country) for a Licensed Product;

(4) on or before February 10, 2009, commence in the U.S. a Phase 1/2 clinical trial (or its equivalent in a foreign country) for a Licensed Product;

(5) on or before February 10, 2012, commence a Phase 3 clinical trial (or its equivalent in a foreign country) for a Licensed Product;

(6) on or before February 10, 2015, file with the US FDA an NDA or PLA (or its equivalent in a foreign country) for a Licensed Product;”

11. Amendment to Paragraph 3.3(b). Paragraph 3.3(b) of the Agreement is hereby amended to add the following new sentence at the end of the existing paragraph:

“Notwithstanding the foregoing, from and after initiation of a Phase 3 clinical trial of a Licensed Product, UNIVERSITY’s sole remedy for LICENSEE’s failure to perform any of its obligations specified in Paragraph 3.3(a) will be to convert LICENSEE’s exclusive license under this Agreement to a non-exclusive license.”

12. Insurance. Notwithstanding the provisions of Paragraph 8.2(b) of the Agreement, prior to initiation of the first clinical trial of a Licensed Product, LICENSEE’s sole obligation with respect to insurance shall be to maintain comprehensive or commercial general liability insurance with a limit of $1,000,000 per occurrence and in the aggregate. From and after initiation of the first clinical trial of a Licensed Product, the insurance obligations set forth in Paragraph 8.2(b) of the Agreement shall apply.

13. Amendment to Paragraph 10.1. Effective as of the Amendment Date, LICENSEE’s address for notices under Paragraph 10.1 of the Agreement shall be as follows:

Carl Eibl

Celladon Corporation

c/o Enterprise Partners Venture Capital

2223 Avenida de la Playa, Suite 300

4.

La Jolla, CA 92037

Facsimile: (858) 731-0231

14. Exhibit A. Exhibit A attached to this Amendment and incorporated herein by this reference is hereby made a part of the Agreement (as amended by this Amendment).

15. Entire Agreement. The Agreement, as amended by this Amendment, embodies the entire understanding of the parties and shall supersede all previous communications, representations and understandings, whether oral, written or otherwise, between the parties relating to the subject matter hereof. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

16. Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the state of California, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

17. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Amendment, in duplicate originals, by their respective and duly authorized officers as of the Amendment Date.

CELLADON CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By	/s/ Carl Eibl	By	/s/ Alan S. Paau
	Carl Eibl		Alan S. Paau
	Secretary and Treasurer		Assistant Vice Chancellor,
Technology Transfer &
Intellectual Property Services

5.

Exhibit A

Patent Rights

[...***...]

***Confidential Treatment Requested

6.